Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2017 Third Quarter Financial Results
-- Overachievement on revenue expectations --
-- Record total quarterly revenue of $165.8 million; Software revenue up 10% sequentially --
-- Financial results demonstrate continued business momentum --
-- The move to the cloud continues to be a major catalyst for growth --

Third Quarter Highlights Include:

Third quarter
GAAP Results:
Revenues	$165.8 million
Income from Operations (EBIT)	$1.2 million
EBIT Margin	0.7%
Diluted Loss Per Share	$(0.00)

Non-GAAP Results:
Income from Operations (EBIT)	$21.1 million
EBIT Margin	12.7%
Diluted Earnings Per Share	$0.28

Tinton Falls, N.J. – January 25, 2017 – Commvault [NASDAQ: CVLT] today announced its financial results for the third quarter ended December 31, 2016.

N. Robert Hammer, Commvault's Chairman, President and CEO stated, “Our third quarter results demonstrated continued business momentum and we reported strong financial performance highlighted by record quarterly revenue of $165.8 million and sequential software revenue growth of 10% which was driven by significant growth in enterprise software revenue transactions in our international operations. Our financial results are validating our leadership position in the enterprise market with our Commvault Data platform with a cloud focus which has continued to drive a substantial increase in the number of petabytes of data being managed by Commvault software within public cloud environments. The Commvault Data Platform is being used by customers to move, use, secure and protect their data on-premise, on mobile devices and in public clouds. Finally, we remained opportunistic during the third fiscal quarter, repurchasing $25 million of our common stock.”

Total revenues for the third quarter of fiscal 2017 were $165.8 million, an increase of 7% year-over-year, and 4% sequentially. On a constant currency basis, total revenue increased 6% sequentially. Software revenue was $77.3 million, an increase of 8% year-over-year, and 10% sequentially. On a sequential constant currency basis software revenue increased 12%. Services revenue in the quarter was $88.5 million, an increase of 5% year-over-year, and flat on a sequential basis.

On a GAAP basis, income from operations (EBIT) was $1.2 million for the third quarter compared to income of $3.5 million in the prior year. Non-GAAP EBIT increased 1% to $21.1 million in the quarter compared to $21.0 million in the prior year.

For the third quarter of fiscal 2017, Commvault reported GAAP net loss of less than $0.1 million, or $(0.00) per diluted share. Non-GAAP net income for the quarter was $13.3 million, or $0.28 per diluted share, unchanged versus the third quarter of fiscal 2016.

Operating cash flow totaled $26.8 million for the third quarter of fiscal 2017 compared to $15.8 million in the prior year quarter. Total cash and short-term investments were $437.2 million as of December 31, 2016 compared to $387.2 million as of March 31, 2016.

During the quarter, Commvault repurchased $25.0 million of common stock (477,000 shares) under its share repurchase program. On January 18, 2017, the Board of Directors extended the expiration date of the share repurchase program to March 31, 2018 and authorized an increase to the existing share repurchase program so that $150.0 million is now available. There were no borrowings against the revolving credit facility.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

•
On December 21, 2016, Commvault announced its second annual customer conference, Commvault GO 2017, will be held Nov. 6-8, 2017 in Washington D.C. Commvault GO is the industry event dedicated to protecting and enabling digital business. Building on the success of its sold-out inaugural conference held in October 2016, the event will bring together industry thought leaders, customers, partners and Commvault executives to discuss market forces and technology innovations – including the emergence of software defined storage, the continued rise of Big Data, the move toward compute in the cloud, data protection market dynamics and showcase new Commvault solutions.

•
On December 19, 2016, Commvault announced the launch of Commvault Mobile Advantage App and the Automated Proactive Solution System (APSS™) framework, bringing new innovations in mobile access, control and automation to customers. The new innovations coincide with the company receiving above a 98 percent customer satisfaction rating in its annual support and services survey review – continuing its excellence and support in the rapidly evolving data protection and information management market. The rating marks the sixth consecutive year that Commvault has exceeded industry averages in performance and customer satisfaction, enabling customers to reduce risks, lower costs, and maximize the return on their Commvault Software investment.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.
All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded its share of earnings from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2017 and fiscal 2016.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate was 37% for fiscal 2014 and 34% for fiscal 2015. The GAAP tax rates for fiscal 2016 and fiscal 2017 are not meaningful percentages due to the dollar amount of GAAP pre-tax income. From a cash tax perspective, the cash tax rate is estimated to be 18% for fiscal 2014 and 26% for fiscal 2015. For the same reason as the GAAP tax rates, the estimated cash tax rates for fiscal 2016 and fiscal 2017 are not meaningful percentages. Estimated cash taxes to be paid for both fiscal 2016 and 2017 are expected to be less than $5 million. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over the next few years, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2016 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2017. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, January 25, 2017, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under the "Events" section of the website. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is a leading provider of data protection and information management solutions, helping companies worldwide activate their data to drive more value and business insight and to transform modern data environments. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,500 highly skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit commvault.com.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2017 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Software	$77,322	$71,389	$211,716	$185,449
Services	88,519	84,307	265,871	250,112
Total revenues	165,841	155,696	477,587	435,561
Cost of revenues:
Software	772	530	2,306	1,595
Services	20,394	19,899	61,512	60,320
Total cost of revenues	21,166	20,429	63,818	61,915
Gross margin	144,675	135,267	413,769	373,646
Operating expenses:
Sales and marketing	98,433	91,393	285,912	263,017
Research and development	21,227	17,963	60,676	50,876
General and administrative	21,610	20,002	62,862	59,717
Depreciation and amortization	2,163	2,400	6,382	7,336
Total operating expenses	143,433	131,758	415,832	380,946
Income (loss) from operations	1,242	3,509	(2,063)	(7,300)
Interest expense	(233)	(234)	(724)	(692)
Interest income	312	207	843	587
Equity in loss of affiliate	(300)	—	(544)	—
Income (loss) before income taxes	1,021	3,482	(2,488)	(7,405)
Income tax expense (benefit)	1,063	(1,396)	160	(1,747)
Net income (loss)	$(42)	$4,878	$(2,648)	$(5,658)
Net income (loss) per common share:
Basic	$(0.00)	$0.11	$(0.06)	$(0.12)
Diluted	$(0.00)	$0.10	$(0.06)	$(0.12)
Weighted average common shares outstanding:
Basic	45,099	45,315	44,645	45,339
Diluted	45,099	46,577	44,645	45,339

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$316,412	$288,107
Short-term investments	120,747	99,072
Trade accounts receivable, net	115,851	113,429
Other current assets	15,754	16,769
Total current assets	568,764	517,377

Deferred tax assets, net	57,956	49,976
Property and equipment, net	132,862	135,904
Equity method investment	4,035	4,579
Other assets	6,099	6,737
Total assets	$769,716	$714,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$143	$309
Accrued liabilities	75,971	69,678
Deferred software revenue	3,250	1,578
Deferred services revenue	187,802	193,399
Total current liabilities	267,166	264,964

Deferred revenue, less current portion	63,763	49,889
Other liabilities	3,597	3,452

Total stockholders’ equity	435,190	396,268
Total liabilities and stockholders’ equity	$769,716	$714,573

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities
Net income (loss)	$(42)	$4,878	$(2,648)	$(5,658)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,569	2,793	7,573	8,509
Noncash stock-based compensation	19,110	17,227	55,153	47,516
Excess tax benefits from stock-based compensation	(3,575)	(364)	(4,776)	(6,263)
Deferred income taxes	(1,153)	(3,353)	(8,074)	(7,880)
Equity in loss of affiliate	300	—	544	—
Changes in operating assets and liabilities:
Trade accounts receivable	(12,657)	(29,173)	(5,462)	2,186
Other current assets and Other assets	4,513	7,655	1,060	2,448
Accounts payable	43	(589)	(159)	(625)
Accrued liabilities	10,102	9,880	10,858	4,020
Deferred revenue	7,689	7,012	16,933	2,984
Other liabilities	(131)	(201)	52	(3)
Net cash provided by operating activities	26,768	15,765	71,054	47,234
Cash flows from investing activities
Purchase of short-term investments	(27,302)	(24,386)	(93,911)	(72,235)
Proceeds from maturity of short-term investments	24,387	12,482	72,236	37,461
Purchases of equity method investment	—	(4,576)	—	(4,576)
Purchases for corporate campus headquarters	—	—	—	(2,111)
Purchase of property and equipment	(2,405)	(1,892)	(4,485)	(5,007)
Net cash used in investing activities	(5,320)	(18,372)	(26,160)	(46,468)
Cash flows from financing activities
Repurchase of common stock	(24,997)	(9,589)	(24,997)	(34,580)
Proceeds from stock-based compensation plans	2,818	1,801	14,271	9,778
Excess tax benefits from stock-based compensation	3,575	364	4,776	6,263
Net cash used in financing activities	(18,604)	(7,424)	(5,950)	(18,539)
Effects of exchange rate — changes in cash	(8,226)	(777)	(10,639)	(3,504)
Net increase (decrease) in cash and cash equivalents	(5,382)	(10,808)	28,305	(21,277)
Cash and cash equivalents at beginning of period	321,794	327,204	288,107	337,673
Cash and cash equivalents at end of period	$316,412	$316,396	$316,412	$316,396

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$1,242	$3,509	$(2,063)	$(7,300)
Noncash stock-based compensation (1)	19,110	17,227	55,153	47,516
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	722	230	1,188	890
Non-GAAP income from operations	$21,074	$20,966	$54,278	$41,106

GAAP net income (loss)	$(42)	$4,878	$(2,648)	$(5,658)
Noncash stock-based compensation (1)	19,110	17,227	55,153	47,516
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	722	230	1,188	890
Equity in loss of affiliate (3)	300	—	544	—
Non-GAAP provision for income taxes adjustment (4)	(6,764)	(9,143)	(19,967)	(16,917)
Non-GAAP net income	$13,326	$13,192	$34,270	$25,831

Diluted weighted average shares outstanding (5)	47,115	46,577	46,601	46,677
Non-GAAP diluted net income per share	$0.28	$0.28	$0.74	$0.55

	Three Months Ended December 31, 2016		Nine Months Ended December 31, 2016
	Sequential	Year Over Year	Year Over Year
Non-GAAP software revenue reconciliation
GAAP software revenue	$77,322	$77,322	$211,716
Adjustment for currency impact	1,718	1,963	3,511
Non-GAAP software revenue on a constant currency basis (6)	$79,040	$79,285	$215,227

	Three Months Ended December 31, 2016		Nine Months Ended December 31, 2016
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$88,519	$88,519	$265,871
Adjustment for currency impact	1,122	1,405	3,107
Non-GAAP services revenue on a constant currency basis (6)	$89,641	$89,924	$268,978

	Three Months Ended December 31, 2016		Nine Months Ended December 31, 2016
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$165,841	$165,841	$477,587
Adjustment for currency impact	2,840	3,368	6,618
Non-GAAP total revenues on a constant currency basis (6)	$168,681	$169,209	$484,205

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$26,768	$15,765	$71,054	$47,234
Purchase of property and equipment	(2,405)	(1,892)	(4,485)	(5,007)
Non-GAAP free cash flow	$24,363	$13,873	$66,569	$42,227

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Cost of services revenue	$1,060	$870	$2,895	$2,258
Sales and marketing	9,100	7,971	25,061	21,011
Research and development	1,924	1,813	5,372	4,888
General and administrative	7,026	6,573	21,825	19,359
Stock-based compensation expense	$19,110	$17,227	$55,153	$47,516

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)	Represents Commvault's share of loss from its investment in Laitek, Inc.

(4)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2017 and fiscal 2016.

(5)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in the three months ended December 31, 2016 and the nine months ended December 31, 2016 and 2015 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

(6)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2017. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.